UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

Symmetry Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33342	20-4790836
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employee Identification Number)

28 West 44th Street, 16th Floor
New York, NY 10036
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  646-429-1505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

The information set forth under Items 2.01 and 2.03 below is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

(a)-(d) On November 15, 2007, Symmetry Holdings Inc. (“Symmetry”) completed the previously announced acquisition (the “Acquisition”) of all of the outstanding common stock of Novamerican Steel, Inc. (“Novamerican”). The Acquisition had been approved by Symmetry’s stockholders on October 25, 2007 and by Novamerican’s shareholders on October 31, 2007. The Acquisition was carried out pursuant to an arrangement agreement (the “Arrangement Agreement”) under a court-approved statutory plan of arrangement governed by the Canada Business Corporations Act. Symmetry stockholders who properly exercised their conversion rights received $7.84 in cash per share ($30.3 million in cash in the aggregate) in exchange for their shares of Symmetry common stock. All dollar amounts referenced in this Form 8-K refer to U.S. dollars.

Symmetry acquired the shares indirectly through a wholly-owned subsidiary. Under the terms of the Arrangement Agreement, the shareholders of Novamerican received $56.00 in cash per share ($585.2 million in cash in the aggregate) for all of the outstanding shares of Novamerican. As part of the completion of the transaction, a wholly-owned, indirect Canadian subsidiary of Symmetry was amalgamated with Novamerican, and the successor corporation is a wholly-owned, indirect Canadian subsidiary of Symmetry named Novamerican Steel Inc. (“Novamerican Steel”).  For more information regarding such transaction, see the section of Symmetry's Definitive Proxy Statement entitled “The Arrangement Agreement,” which section is incorporated herein by reference.

Funding for the Acquisition purchase price and related expenses was provided by (i) debt financing discussed in Item 2.03 below, including borrowings under the $175 million senior secured asset-based credit facility and proceeds from the sale of $315 million aggregate principal amount of debt securities, each described in such Item 2.03 below, which information is incorporated herein by reference; (ii) the sale in a private placement of 1,875,000 units of Symmetry for $15 million, or $8.00 per unit, to affiliates of Symmetry’s Chairman and Special Advisor, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $5.50, exercisable from March 7, 2008 until expiration on November 15, 2011; and (iii) approximately $112 million of cash held in trust by Symmetry that was raised in its initial public offering in March 2007.

(f)            Pursuant to Item 2.01(f) of Form 8-K, we are required to disclose the information that would be required if we were filing a general form for registration of securities on Form 10. Such information is contained in our definitive proxy statement filed with the Securities and Exchange Commission (the “Commission”) on October 4, 2007, and our Current Report on Form 8-K filed with the Commission on October 29, 2007, except for information relating to the indemnification of our directors and officers, which is contained in our Form S-1, as amended, Registration No. 333-135353.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The ABL Facility

Pursuant to a Credit Agreement dated November 15, 2007, Symmetry entered into a new five-year $175 million senior secured asset-based revolving credit facility (the “ABL Facility”), with JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. Toronto Branch, as Canadian Agent, CIT Business Credit Canada Inc. and The CIT Group/Business Credit, Inc., as syndication agents, and the lenders from time to time party thereto. The following summary of the ABL Facility is qualified in its entirety by the Credit Agreement, which is an exhibit to this report.

Structure and availability

The total amount of the ABL Facility is $175 million. Subject to a U.S. borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $175 million is available to our indirect wholly-owned subsidiary Novamerican Steel Finco, Inc. (“NS Finco”), as U.S. borrower, in U.S. dollars, and, subject to a U.S. and a Canadian borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $125 million is available to our indirect wholly-owned subsidiary Novamerican Steel, as Canadian borrower, in U.S. dollars or Canadian dollars. The ABL Facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swingline borrowings. In addition, Symmetry also has the option, subject to certain conditions, including the consent of the increasing lenders, to increase the commitments under ABL Facility in aggregate principal amount of up to $50 million.

Interest rate and fees

U.S. dollar borrowings under the ABL Facility bear interest, at Symmetry’s option, at a rate equal to a margin over either (1) a base rate determined by reference to the higher of (x) JPMorgan Chase Bank, N.A.’s ‘‘prime lending rate’’ and (y) the federal funds rate plus 0.50% or (2) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. Initially, the applicable margins for LIBOR based loans are 1.75% and for base rate loans are 0.75%. The applicable margin for borrowings may be reduced or increased depending upon the excess availability under the ABL Facility. Canadian dollar borrowings under the ABL Facility bear interest, at Novamerican Steel’s option, at a rate equal to (1) a margin over the reference rate of JPMorgan Chase Bank, N.A., for Canadian dollar commercial loans made in Canada or (2) in the case of borrowings in the form of bankers’ acceptances, a customary bankers’ acceptance discount rate for the contract period relevant to such borrowing plus stamping fees equal to the applicable margin for LIBOR based loans. In addition to paying interest on outstanding principal under the ABL Facility, Symmetry is required to pay a commitment fee, initially equal to 0.30% per annum, on the daily unused portion (which is payable quarterly in arrears). Symmetry is also required to pay customary letter of credit fees.

The ABL Facility is secured by (a) perfected first priority security interests in substantially all the cash, deposit accounts, accounts receivable and inventory of Symmetry and each subsidiary guarantor (the “ABL Collateral”) and (b) perfected second priority security interests in the remaining assets of Symmetry and its subsidiaries, subject to certain limitations with respect to non-U.S. subsidiaries (the “Senior Secured Notes Collateral”).

The ABL Facility contains representations, warranties and covenants which restrict, among other things, Symmetry’s ability to sell assets, incur more indebtedness, pay dividends on its common stock, make certain investments or business acquisitions, repurchase or redeem its stock, engage in business mergers or consolidations, and engage in certain transactions with affiliated parties. The ABL Facility also contains a requirement for Symmetry to maintain a minimum ratio of its EBITDA to its fixed charges when availability under the ABL Facility is less than $20 million.

The Senior Secured Notes

Pursuant to a Purchase Agreement dated November 14, 2007, Symmetry, through NS Finco, issued $315 million aggregate principal amount of 11.5% Senior Secured Notes due 2015 (the “Senior Secured Notes”). J.P. Morgan Securities Inc. and CIBC World Markets Corp. acted as joint book-running managers of the offering of the Senior Secured Notes. The Senior Secured Notes are jointly and severally guaranteed on a senior secured basis, by Symmetry and each of its domestic subsidiaries. The Senior Secured Notes are secured with a first priority security interest in the Senior Secured Notes Collateral and a second priority security interest in the ABL Collateral relating to Symmetry and its domestic subsidiaries. The Senior Secured Notes and the related guarantees are senior secured indebtedness of NS Finco and the guarantors, and rank equal in right of payment with all existing and future unsubordinated indebtedness, and senior in right of payment to all existing and future subordinated obligations. The first semi-annual interest payment on the Senior Secured Notes is due on May 15, 2008.

The Senior Secured Notes have not been not registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act. The Senior Secured Notes were offered only (i) to qualified institutional buyers under Rule 144A under the Securities Act and (ii) outside the United States, to persons other than “U.S. Persons,” as that term is defined in Rule 902 under the Securities Act, in compliance with Regulation S under the Securities Act. The Senior Secured Notes are not listed on any securities exchange, but to the extent sold to qualified institutional buyers, are eligible for trading in the PORTALSM Market.

The Indenture relating to the Senior Secured Notes contains representations, warranties and covenants that restrict, among other things, Symmetry’s ability to sell assets, incur more indebtedness, pay dividends on its common stock, make certain investments or business acquisitions, repurchase or redeem its stock, engage in business mergers or consolidations, and engage in certain transactions with affiliated parties.

Item 3.02.	Unregistered Sale of Equity Securities.

In connection with the closing of the Acquisition, on November 15, 2007, Symmetry closed on its previously announced sale to affiliates of its Chairman and Special Advisor, in a private placement, an aggregate of 1,875,000 units of Symmetry for $15 million, or $8.00 per unit. The information set forth in our Current Report on Form 8-K filed with the Commission on June 27, 2007 regarding the sale is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the discussion of Symmetry’s directors and officers following the acquisition in its definitive proxy statement filed with the Commission on October 4, 2007 is incorporated herein by reference.

Item 5.06.	Change in Shell Company Status.

Upon the closing of the Acquisition, Symmetry ceased to be a shell company. The material terms of the Acquisition are described in our definitive proxy statement filed with the Commission on October 4, 2007 and in Item 2.01 above, which is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Symmetry and its expected business after completion of the transactions described above. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Symmetry’s management, are subject to risks and uncertainties (including those described in Symmetry’s and Novamerican’s public filings with the Commission), which could cause actual results, events and circumstances to differ materially from the forward-looking statements. The following factors, among others, could cause actual results, events and circumstances to differ from those set forth in the forward-looking statements: changes in generally accepted accounting principles; failure of Symmetry to continue to comply with government regulations; adoption of or changes in legislation or regulatory environments or requirements adversely affecting Symmetry’s businesses; changes in the financial stability of major customers of Symmetry or in demand for its products and services; the failure to achieve the benefits anticipated from the recently completed transactions; competition; changes in general economic conditions; geopolitical events, and other risks and uncertainties, including those detailed in Symmetry’s and Novamerican’s filings with the Commission, as well as future decisions by the parties. The information set forth herein should be read in light of such risks.

This Form 8-K is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Consolidated statements of operations and comprehensive income for the three and nine month periods ended August 25, 2007 and August 26, 2006, respectively*

Consolidated statement of stockholders’ equity for the nine months ended August 25, 2007*

Consolidated statement of cash flows for the three and nine month periods ended August 25, 2007 and August 26, 2006, respectively*

Consolidated balance sheets as of August 25, 2007 and November 25, 2006*

Notes to consolidated financial statements*

Report of independent registered public accounting firm**

Consolidated statements of operations and comprehensive income for the years ended November 25, 2006, November 26, 2005 and November 27, 2004**

Consolidated statements of stockholders’ equity for the years ended November 25, 2006, November 26, 2005 and November 27, 2004**

Consolidated statements of cash flows for the years ended November 25, 2006,

November 26, 2005 and November 27, 2004**

Consolidated balance sheets as of November 25, 2006 and November 26, 2005**

Notes to consolidated financial statements**

* Filed herewith.

** Incorporated by reference from our Current Report on Form 8-K filed with the Commission on October 29, 2007.

(b)	Pro Forma Financial Information.

Unaudited pro forma condensed consolidated financial statements*

*Incorporated by reference from our Current Report on Form 8-K filed with the Commission on October 29, 2007.

(d)	Exhibit.

Exhibit	Description

10.1	Credit Agreement dated November 15, 2007
10.2	Guarantee and Collateral Agreement (ABL) dated November 15, 2007
10.3	Canadian Guarantee and Collateral Agreement (ABL) dated as of November 15, 2007
10.4	Lien Subordination and Intercreditor Agreement dated November 15, 2007
10.5	Purchase Agreement (Senior Notes) dated November 14, 2007
10.6	Collateral Agreement (Senior Notes) dated November 15, 2007
10.7	Registration Rights Agreement dated November 15, 2007
10.8	Indenture dated November 15, 2007
10.9	Intercompany Notes dated November 15, 2007
10.10	Canadian Collateral Agreement (Intercompany Notes) dated November 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMMETRY HOLDINGS INC.

Date: November 20, 2007	By:	/s/ Corrado De Gasperis
Corrado De Gasperis Chief Executive Officer

Novamerican Steel Inc. and subsidiaries

Consolidated statements of operations and comprehensive income for the three and nine month periods ended August 25, 2007 and August 26, 2006, respectively

Consolidated statement of stockholders’ equity for the nine months ended August 25, 2007

Consolidated statement of cash flows for the three and nine month periods ended August 25, 2007 and August 26, 2006, respectively

Consolidated balance sheets as of August 25, 2007 and November 25, 2006

Notes to consolidated financial statements

Novamerican Steel Inc. and subsidiaries

Consolidated financial statements

(unaudited)

Consolidated statement of operations
and comprehensive income

(in accordance with U.S. GAAP, in thousands of U.S. dollars, except per share data)

	Three months ended		Nine months ended
	August 25, 2007	August 26, 2006	August 25, 2007	August 26, 2006
Net sales	$191,480	$211,324	$591,117	$636,210
Cost of sales	155,019	162,506	478,295	496,016
Gross margin	36,461	48,818	112,822	140,194

Operating expenses
Plant	10,517	11,032	31,742	34,326
Delivery	5,762	6,401	17,964	19,840
Selling	3,305	3,509	10,480	10,576
Administrative and general	5,838	9,537	19,717	24,832
	25,422	30,479	79,903	89,574
Operating income	11,039	18,339	32,919	50,620
Interest expense	52	876	565	2,686
Other income	(402)	(608)	(1,483)	(1,809)
Share in income of a joint venture	(39)	(173)	(133)	(621)
	(389)	95	(1,051)	256
Income before income taxes	11,428	18,244	33,970	50,364
Income taxes	4,063	6,723	11,349	17,982
Net income	7,365	11,521	22,621	32,382

Net income per share
Basic	0.70	1.10	2.16	3.12
Diluted	0.70	1.10	2.16	3.11
Weighted average number of common shares outstanding—basic	10,450,000	10,450,000	10,450,000	10,372,521
Weighted average number of common shares outstanding—diluted	10,450,000	10,450,000	10,450,000	10,422,969

Comprehensive income
Net income	7,365	11,521	22,621	32,382
Changes in cumulative translation adjustment	4,715	(1,133)	13,342	9,283
Change in fair value of interest rate swap, net of deferred income taxes	—	—	—	42
	12,080	10,388	35,963	41,707

The accompanying notes are an integral part of the consolidated financial statements

Novamerican Steel Inc. and subsidiaries

Consolidated financial statements

(unaudited)

Consolidated statement of stockholders’ equity

(in accordance with U.S. GAAP, in thousands of U.S. dollars, except share data)

	Common shares		Retained	Accumulated other comprehensive	Total stockholders’
	Number	Amount	earnings	income	equity
Balance at November 25, 2006	10,450,000	$38,904	$266,018	$23,624	$328,546
Net income			22,621		22,621
Changes in cumulative translation adjustment	—	—	—	13,342	13,342
Balance at August 25, 2007	10,450,000	38,904	288,639	36,966	364,509
Balance at May 26, 2007	10,450,000	38,904	281,274	32,251	352,429
Net income	—	—	7,365	—	7,365
Changes in cumulative translation adjustment	—	—	—	4,715	4,715
Balance at August 25, 2007	10,450,000	38,904	288,639	36,966	364,509

The accompanying notes are an integral part of the consolidated financial statements

Novamerican Steel Inc. and subsidiaries

Consolidated financial statements

(unaudited)

Consolidated statement of cash flows

(in accordance with U.S. GAAP, in thousands of U.S. dollars)

	Three months ended		Nine months ended
	August 25, 2007 $	August 26, 2006 $	August 25, 2007 $	August 26, 2006 $
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	7,365	11,521	22,621	32,382
Adjustments to reconcile net income to net cash from (used for) operating activities
Depreciation and amortization	2,680	2,729	7,947	7,892
Share in income of a joint venture	(39)	(173)	(133)	(621)
Deferred income taxes	(367)	(357)	(441)	(1,037)
Loss (gain) on disposal of property, plant and equipment	(13)	—	(5)	3
Changes in working capital items
Trade accounts receivable	10,862	17,298	7,295	11,899
Income taxes receivable	(89)	794	81	2,858
Inventories	7,942	(20,637)	15,070	(47,916)
Prepaid expenses and other	(507)	395	(1,388)	(1,267)
Accounts payable and accrued liabilities	(10,677)	(6,222)	(1,915)	78
Income taxes payable	1,902	1,425	(2,357)	415
Net cash from operating activities	19,059	6,773	46,775	4,686

CASH FLOWS FROM INVESTING ACTIVITIES
Loans receivable	172	134	37,541	17,581
Distribution from a joint venture	—	2	—	264
Additions to property, plant and equipment	(4,000)	(1,193)	(10,474)	(7,246)
Proceeds from disposal of property, plant and equipment	102	10	357	15
Other assets	(36)	(18)	(66)	(59)
Net cash from investing activities	(3,762)	(1,065)	27,358	10,555

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in bank indebtedness	(23)	(145)	(532)	(2,095)
Issue of common shares	—	—	—	4,113
Repayment of long-term debt	(111)	(1,352)	(41,346)	(2,675)
Net cash used for financing activities	(134)	(1,497)	(41,878)	(657)

Effect of exchange rate changes on cash and cash equivalents	1,127	(179)	2,958	1,960
Net increase in cash and cash equivalents	16,290	4,032	35,213	16,544
Cash and cash equivalents, beginning of period	49,939	60,317	31,016	47,805
Cash and cash equivalents, end of period	66,229	64,349	66,229	64,349
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	(201)	673	216	1,603
Income taxes paid	3,315	6,042	14,877	17,243

The accompanying notes are an integral part of the consolidated financial statements

Novamerican Steel Inc. and subsidiaries

Consolidated financial statements

(unaudited)

Consolidated balance sheets

(in accordance with U.S. GAAP, in thousands of U.S. dollars)

	August 25, 2007 unaudited $	November 25, 2006 audited $
Assets
Current assets
Cash and cash equivalents	66,229	31,016
Trade accounts receivable, net	107,257	109,609
Loan receivable	—	37,670
Income taxes receivable	621	—
Inventories	154,411	163,060
Prepaid expenses and other	3,614	2,096
Deferred income taxes	1,253	1,957
	333,385	345,408
Investment in a joint venture	1,881	1,748
Property, plant and equipment	112,635	106,309
Goodwill	12,994	12,994
Deferred income taxes	3,841	2,260
Other assets	302	328
	465,038	469,047
Liabilities
Current liabilities
Current portion of long-term debt	—	38,642
Bank indebtedness	—	513
Trade accounts payable and accrued liabilities	81,174	79,302
Trade accounts payable to a company controlled by a director	1,204	677
Trade accounts payable to a joint venture	1,377	592
Advances due to related parties	27	192
Income taxes payable	—	1,703
Deferred income taxes	—	290
	83,782	121,911
Long-term debt	—	2,645
Deferred income taxes	16,747	15,945
	100,529	140,501
Stockholders’ equity
Share capital
Preferred shares, no par value: Unlimited number of shares authorized; none issued or outstanding. Common shares, no par value: Unlimited number of shares authorized; issued and outstanding shares; 10,450,000 in 2007 and 2006	38,904	38,904
Retained earnings	288,639	266,018
Accumulated other comprehensive income	36,966	23,624
	364,509	328,546
	465,038	469,047

The accompanying notes are an integral part of the consolidated financial statements

Novamerican Steel Inc. and subsidiaries

Notes to consolidated financial statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

1              Accounting policies

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter and nine months ended August 25, 2007, are not necessarily indicative of the results that may be expected for the year ending November 24, 2007. For further information, refer to the consolidated financial statements and notes thereto included in the Annual Report on Form 20-F for the fiscal year ended November 25, 2006. The reporting currency is the United States of America dollar (U.S. dollar).

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Basis of consolidation

The consolidated financial statements include the accounts of Novamerican Steel Inc. and all its wholly-owned subsidiaries (collectively, the Company). All intercompany balances and transactions have been eliminated.

Joint venture

The Company’s interest in a joint venture is accounted for by the equity method. Accordingly, the Company’s share in income of joint venture is included in consolidated net income.

Fiscal year

The fiscal year-end of the Company is the last Saturday of November. The third quarter of the Company ended on August 25, 2007 and August 26, 2006, respectively.

Translation of foreign currencies

Transactions concluded in foreign currencies by the Company are translated into their respective functional currency as follows: monetary assets and liabilities are translated at the exchange rate in effect at period-end; revenues and expenses are translated at the average exchange rate for the month in which they occur. Exchange gains and losses arising from transactions denominated in foreign currencies are included in net sales in the consolidated statements of operations and comprehensive income. Gains (losses) amounted to ($1,046,000) and $499,000 for the three month periods ended August 25, 2007 and August 26, 2006 and to

($729,000) and ($237,000) for the nine months ended August 25, 2007 and August 26, 2006 respectively.

The financial statements of the Company’s Canadian subsidiaries are translated from their functional currency, the Canadian dollar, into the reporting currency, the U.S. dollar, as follows: assets and liabilities are translated at the exchange rate in effect at period-end; revenues and expenses are translated at the average exchange rate for the period. All cumulative translation gains or losses are included in accumulated other comprehensive income in the consolidated balance sheets.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based on currently available information. Management believes the most sensitive estimates include the allowance for doubtful accounts, the recoverability of goodwill and the provision for income taxes. Actual results could differ from these estimates.

Property, plant and equipment

Property, plant and equipment are stated at cost and are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition are estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, impairment is recognized. Management believes that there has been no impairment of the Company’s property, plant and equipment as at August 25, 2007.

Property, plant and equipment are depreciated over their estimated useful lives using the following methods:

Buildings and building improvements	Straight-line	10 to 40 years
Machinery and equipment	Straight-line	5 to 20 years
Furniture and fixtures	Straight-line	5 to 15 years
Transportation equipment	Straight-line Diminishing balance	3 to 7 years or 30%
Computer equipment	Straight-line Diminishing balance	3 to 5 years or 30%
Leasehold improvements	Straight-line	5 to 10 years
Aircraft	Straight-line	15 years

No depreciation is recorded on assets under construction.

Depreciation expense for the three month periods ended August 25, 2007 and August 26, 2006 was approximately $2,677,000 and $2,679,000, respectively. Depreciation expense for the nine month periods ended August 25, 2007 and August 26, 2006 was approximately $7,855,000 and $7,742,000, respectively.

Other assets

Other assets are recorded at cost and are composed primarily of expenses incurred in issuing long-term debt which are deferred and amortized over the term of the related debt. Amortization expense was approximately $3,000 and $50,000 and $92,000 and $150,000 for the three and nine months periods ended August 25, 2007 and August 26, 2006 respectively.

Income taxes

The provision for income taxes is computed on the pretax income of the consolidated subsidiaries located within each taxing country based on the current income tax law. Deferred income taxes are provided based upon currently enacted income tax rates for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Deferred income taxes include the benefit of losses carried forward when it is more likely than not that future profits will result. Should the opportunity to realize the benefit of these losses expire, such amounts would result in additional deferred income tax expense.

No provision has been made for deferred income taxes that may result from future remittance of approximately $100,786,000 ($82,987,000 as of August 26, 2006) of undistributed tax paid earnings of the foreign subsidiaries as of August 25, 2007. Under current Canadian income tax law, the Company may repatriate undistributed earnings of such foreign subsidiaries without any income tax effect. However, should the Company repatriate part or all of the undistributed earnings of its foreign subsidiaries, a 5% withholding tax would be assessable on that amount. At this time, the Company does not intend to repatriate any earnings of foreign subsidiaries.

Current and pending accounting changes

Current

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. This statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement was effective for the Company at the beginning of the 2007 fiscal year and has not had a material impact on the Company’s financial position, results of operations or cash flows.

Pending

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities: Including an Amendment to FASB Statement No. 11. This statement permits an entity to measure certain financial assets and financial liabilities at fair value. Its objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 also establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. This statement is effective as of the beginning of the 2008 fiscal year. The adoption of SFAS No. 159 should not have a material impact on the financial statements.

The FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, in June 2006. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for the Company at the beginning of the 2008 fiscal year. The impact resulting from the adoption of FIN 48 has not yet been determined.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for the Company at the beginning of the 2008 fiscal year. The impact resulting from the adoption of SFAS No. 157 has not yet been determined.

2              Income taxes

The following summarizes the Company’s income taxes on the earnings of its Canadian and U.S. operations.

Income before income taxes by local jurisdiction:

	Quarter ended		Nine months ended
	August 25, 2007 (unaudited) $	August 26, 2006 (unaudited) $	August 25, 2007 (unaudited) $	August 26, 2006 (unaudited) $
Canada	4,357	7,554	13,497	24,724
United States	7,071	10,690	20,473	25,640
	11,428	18,244	33,970	50,364

The income tax provision is composed of the following:

	Quarter ended		Nine months ended
	August 25, 2007 (unaudited) $	August 26, 2006 (unaudited) $	August 25, 2007 (unaudited) $	August 26, 2006 (unaudited) $
Current
Canada	1,687	2,637	4,422	8,470
United States	2,743	4,443	7,368	10,549
	4,430	7,080	11,790	19,019
Deferred
Canada	(487)	(357)	(1,320)	(1,037)
United States	120		879
	(367)	(357)	(441)	(1,037)
	4,063	6,723	11,349	17,982

3              Earnings per share

The basic income per share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the year.

The diluted income per share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the year, plus the effects of dilutive stock options. The diluted income per share is computed using the treasury method, which assumes that all stock options are exercised at the beginning of the year and that the funds obtained are used to purchase common shares of the Company at the average trading price of the common shares during the period.

The following table provides the reconciliation between basic and diluted income per share:

	Quarter ended	Quarter ended	Nine months ended
	August 25, 2007 (unaudited) $	August 26, 2006 (unaudited) $	August 25, 2007 (unaudited) $	August 26, 2006 (unaudited) $
Net income	7,365	11,521	22,621	32,382
Weighted average number of common shares outstanding	10,450,000	10,450,000	10,450,000	10,372,521
Effect of dilutive stock options	—	—	—	50,448
Weighted average number of diluted common shares outstanding	10,450,000	10,450,000	10,450,000	10,422,969
Net income per share
Basic	0.70	1.10	2.16	3.12
Diluted	0.70	1.10	2.16	3.11

4              Trade accounts receivable

Trade accounts receivable consist of the following:

	August 25, 2007 (unaudited) $	November 25, 2006 (audited) $
Trade accounts	108,677	113,316
Allowance for doubtful accounts	(1,420)	(3,707)
	107,257	109,609

5              Inventories

	August 25, 2007 (unaudited) $	November 25, 2006 (audited) $
Raw materials	80,576	91,429
Finished goods	73,835	71,631
	154,411	163,060

6              Bank indebtedness

The bank indebtedness of the Company’s Canadian subsidiaries consists of various demand revolving credit facilities available by either prime rate loans or bankers’ acceptances, bearing interest at a Canadian bank’s prime rate, currently 6.25% (6.00% as of November 25, 2006), or bankers’ acceptance rates, plus a premium varying from 0% to 0.5% at August 25, 2007 and November 25, 2006 (actual rate 6.50% at August 25, 2007 and 6.25% at November 25, 2006), and secured by inventories, movable hypothecs covering the universality of present and future book debts and a negative pledge on certain assets of the Canadian subsidiaries. There are no cross collateralizations among the various facilities. These facilities are renegotiated on an annual basis.

The Company’s Canadian subsidiaries have approximately $47,506,000 and $43,802,000 at August 25, 2007 and November 25, 2006, respectively (CA$50,000,000) of revolving credit facilities from two Canadian financial institutions, of which approximately $47,506,000 (CA$50,000,000) was available at August 25, 2007 and $43,062,000 (CA$49,155,000) was available at November 25, 2006. As of August 25, 2007 the bank had letters of credit for the Company’s Canadian subsidiaries amounting to $145,000 (CA$155,300) and 182,742 (CA$208,600) at November 26, 2006.

7              Advances due to related parties

	August 25, 2007 (unaudited) $	Nov. 25, 2006 (audited) $
Advance due to a major stockholder, without interest and repayment terms	27	124
Advance due to a company controlled by an officer, without interest and repayment terms	—	68
	27	192

8              Long-term debt

	Maturity	August 25, 2007 (unaudited) $	Nov. 25, 2006 (audited) $
Revolving line of credit(a)	2007	—	—
Mortgage loan(b) (CA$3,518,735 in 2006)	2018	—	3,083
Term loan(c)	2007	—	38,204
		—	41,287
Less: Current portion of long-term debt		—	38,642
		—	2,645

(a)  A U.S. subsidiary entered into a revolving credit agreement with a U.S. bank, which provides for borrowings, based upon a formula, of up to $50,000,000 ($40,000,000 at November 25, 2006) through May 8, 2012. At August 25, 2007 and November 25, 2006, there was an amount of $49,000,564 and $39,000,564, respectively, in available borrowings, of which there were no outstanding balances under this agreement at August 25, 2007 and November 25, 2006. The interest rate on borrowings under the credit agreement is the bank’s prime rate, currently 8.25% (8.25% at November 25, 2006) less 1%, (plus a margin varying from 0% to 1.25% in November 26, 2006), or LIBOR, currently 5.50% (5.32% at November 25, 2006), plus 0.86% in August 25, 2007 (plus 1.25% in November 25, 2006). Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of August 25, 2007. Borrowings are collateralized by all assets of the U.S. subsidiary having a carrying value of $211,200,000.

(b)  Mortgage loan, amounting to $0 and $3,083,000 (CA$3,518,735) as of August 25, 2007 and November 25, 2006, respectively, bearing interest at a rate of 5.75%, maturing on October 22, 2018, repayable in monthly capital installments of $36,000 (CA$41,675) secured by a first hypothec on land and building having a carrying value of $8,470,000 (CA$8,914,000) as of August 25, 2007. The Company has the option of prepaying 15% of the outstanding loan balance each year. The Company repaid the remaining balance of the loan on April 20, 2007.

(c)  A U.S. subsidiary entered into a $53,000,000 term loan agreement with a group of banks, as amended, of which an amount of $0 and $38,204,000 was outstanding at August 25, 2007 and November 25, 2006, respectively. On November 22, 2005, the term of the agreement was extended for one year through April 7, 2007 and the group of banks became one bank. The interest rate on the term loan is the bank’s prime rate, currently 8.25% (8.25% at November 25, 2006), plus a margin varying from 0.125% to 1.375% in both periods, or LIBOR, currently 5.50% (5.32% at November 25, 2006), plus a margin varying from 1.375% to 2.625% in both periods. Monthly principal payments of $221,000 were due through April 7, 2007. Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of August 25, 2007. The term loan is collateralized by all assets of the U.S. subsidiary having a carrying value of $211,200,000. On December 7, 2006, the Company repaid all amounts due under the $53,000,000 term loan agreement.

9              Financial instruments and hedging activities

Exchange rate risk

Although the Company’s financial results are reported in U.S. dollars, a substantial portion of the Company’s revenues is received in, and its expenses are incurred in Canadian dollars. The Company utilizes, from time to time, forward exchange contracts to hedge its exposure to exchange rate fluctuations in connection with future sales and purchases denominated in U.S. dollars by certain of its Canadian subsidiaries. At August 25, 2007 and November 25, 2006, the Company had no such forward foreign currency contracts outstanding.

Concentration risk

The Company does not have a concentration of available sources of supply, labor, service or other rights that, if suddenly eliminated, could severely impact its operations.

The Company’s customer base is widely diversified and is involved in various industries. Therefore, the Company believes that no material concentrations of credit risk exist. To reduce credit risk, the Company performs evaluations of its customers’ creditworthiness and accordingly does not generally require collateral.

Commodity price risk

In the normal course of business, the Company is exposed to market risk or price fluctuations related to the purchase, production or sale of steel products. The Company’s market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand.

Credit risk

The U.S. subsidiaries maintain their cash in bank deposit accounts at local financial institutions in the United States, which at times during the year may exceed federal insured limits. At August 25, 2007, the amount in excess of federal insured limits was approximately $21,098,000. The U.S. subsidiaries have not experienced any losses in the accounts. The Company believes it is not exposed to any significant credit risk in cash accounts located in the United States. At August 25, 2007, a portion of this amount was invested by a financial institution in overnight daily deposit in pooled U.S. Government backed securities approximating $6,281,000 and a portion was invested in money market funds approximating $10,717,000.

10           Related party transactions

The following transactions with related parties were concluded in the normal course of business and were measured at their respective exchange values, which are the amounts established and agreed to by the related parties:

	Quarter Ended		Nine Months Ended
	August 25, 2007	August 26, 2006	August 25, 2007	August 26, 2006
	(unaudited) $	(unaudited) $	(unaudited) $	(unaudited) $
Processing revenue from a joint venture	40	50	169	115
Processing charges paid to a joint venture	765	850	2,143	3,036
Rental charges paid to companies controlled by a director	414	427	1,060	1,238
Rental charges paid to companies jointly controlled by a director	4	88	184	268
Freight charges paid to a company controlled by a director	2,823	2,575	7,784	8,341

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement dated November 15, 2007
10.2	Guarantee and Collateral Agreement (ABL) dated November 15, 2007
10.3	Canadian Guarantee and Collateral Agreement (ABL) dated as of November 15, 2007
10.4	Lien Subordination and Intercreditor Agreement dated November 15, 2007
10.5	Purchase Agreement (Senior Notes) dated November 14, 2007
10.6	Collateral Agreement (Senior Notes) dated November 15, 2007
10.7	Registration Rights Agreement dated November 15, 2007
10.8	Indenture dated November 15, 2007
10.9	Intercompany Notes dated November 15, 2007
10.10	Canadian Collateral Agreement (Intercompany Notes) dated November 15, 2007